                                                                  EXHIBIT (a)(1)

                              SONUS NETWORKS, INC.
                  OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS
       WITH AN EXERCISE PRICE OF $0.67 OR MORE PER SHARE FOR NEW OPTIONS

YOUR RIGHT TO REQUEST THAT WE EXCHANGE YOUR OPTIONS AND YOUR RIGHT TO WITHDRAW SUCH REQUEST EXPIRE AT 5 P.M., EASTERN TIME, ON NOVEMBER 14, 2002, UNLESS EXTENDED.

    We are offering our full and part-time employees and the full and part-time employees of our wholly owned subsidiaries, other than our executive officers as defined in Rule 16a-1(f) of the Securities and Exchange Act of 1934 (the "Exchange Act") and our directors, the opportunity to ask us to exchange their outstanding incentive stock options and nonstatutory stock options ("options") for new options on the terms described herein. Only those outstanding options granted under our Amended and Restated Sonus Networks, Inc. 1997 Stock Incentive Plan (the "1997 Plan") and the telecom technologies, inc. Amended and Restated 1998 Equity Incentive Plan (the "TTI Plan") with exercise prices of $0.67 or more per share are eligible for exchange (the "eligible options"). This offer to exchange eligible options is subject in all respects to the satisfaction or waiver by Sonus of the conditions set forth in this Offer to Exchange.

    The new options will be:

       - granted for one share of our common stock for every one share of our common stock that would have been issuable upon exercise of a surrendered option, subject to adjustment for any stock splits, reverse stock splits, stock dividends or similar events;

       - granted on or after the first business day six months plus one day after the expiration of this offer subject to the terms described in these materials;

       - granted under our 1997 Plan if the options surrendered were granted pursuant to our 1997 Plan;

       - granted under the TTI Plan if the options surrendered were granted pursuant to the TTI Plan;

       - incentive stock options if granted under our 1997 Plan, to the extent possible under existing tax laws, regardless of whether incentive stock options or nonstatutory stock options were surrendered; and

       - nonstatutory stock options if granted under the TTI Plan.

    You can only participate in this exchange if you:

       - hold eligible options;

       - are an employee of Sonus or one of its wholly owned subsidiaries on the date this offer is made (other than an executive officer);

       - continue to be an employee of Sonus or one of its wholly owned subsidiaries on the date this offer expires; and

       - have not received a notice of termination of employment on or before the date this offer expires.

    You will not receive a grant of new options if you are not still employed by Sonus or one of our wholly owned subsidiaries for any reason on both the date this offer expires and the date that the new options are granted. This offer is not open to Sonus' executive officers, directors or any non-employees. We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange and in the related Statement of Stock Option Grants and Election Form (the "Election

Form"). You are not required to accept this offer. If you wish to exchange options, you do not need to surrender all of your eligible option grants. However, any eligible option grant that you elect to surrender must be surrendered in full. If you were granted options on or after May 10, 2002 and you wish to surrender any eligible options, you will be required to exchange all options received on or after May 10, 2002 and prior to the expiration date of this offer.

    Shares of our common stock are quoted on the Nasdaq National Market under the symbol "SONS". On October 15, 2002, the last reported sales price of our common stock was $0.23 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

    We are making this offer upon the terms and subject to the conditions described in the enclosed materials, including those we describe in Section 6. This offer is not conditioned upon a minimum number of options being surrendered for exchange.

                                   IMPORTANT

    To elect to exchange your eligible options pursuant to this offer, you must, in accordance with the terms of the Election Form that will be sent to you by electronic mail on or about October 16, 2002, and subsequently mailed to your home or office address, properly complete and deliver the Election Form to Bill Crowe, Treasury Manager, by electronic mail to exchangeprogram@sonusnet.com, by fax at (978) 392-8182 or by mail or hand delivery to 5 Carlisle Road, Westford, Massachusetts 01886. We must receive your properly completed Election Form before 5 p.m., Eastern Time, on November 14, 2002. Although we reserve the right to extend this offer at our sole discretion, we currently have no intention of doing so.

    Subject to our rights to extend, terminate and amend this offer, the conditions set forth herein and our right to reject all requests for exchange at our discretion, we expect that we will accept promptly after the expiration of this offer all properly surrendered options that are not validly withdrawn and we will notify you of our acceptance on the date this offer expires. Upon our acceptance of the options you surrender for exchange, the surrendered options will be cancelled and you will no longer have any right to purchase our common stock under those options.

    We have not authorized any person to make any recommendation on our behalf as to whether you should surrender or not surrender your outstanding stock options for exchange through this offer. You should rely only on the information in these materials or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in these materials. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

    This document constitutes part of the Section 10(a) prospectus relating to the 1997 Plan and the TTI Plan and covers securities that have been registered with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933.

    The date of this offer to exchange is October 16, 2002.

                               TABLE OF CONTENTS

                                                                   PAGE NO.
                                                                   --------
SUMMARY TERM SHEET...............................................      1

THE OFFER

1.   Number of Options; Expiration Date..........................      9
2.   Purpose of This Offer.......................................     10
3.   Procedures for Surrendering Options.........................     11
4.   Change in Election..........................................     11
5.   Acceptance of Options for Exchange and Grant of New
     Options.....................................................     12
6.   Conditions of This Offer....................................     13
7.   Price Range of Common Stock.................................     15
8.   Source and Amount of Consideration; Terms of New Options....     15
9.   Information about Sonus; Summary Financial Information; Risk
     Factors.....................................................     20
10.  Interests of Directors and Officers; Transactions and
     Arrangements Concerning the Options.........................     26
11.  Status of Options Acquired by Us in This Offer; Accounting
     Consequences of This Offer..................................     26
12.  Legal Matters; Regulatory Approvals.........................     27
13.  Material Federal Income Tax Consequences....................     27
14.  Extension of This Offer; Termination; Amendment.............     31
15.  Fees and Expenses...........................................     32
16   Additional Information......................................     32
17.  Forward-Looking Statements; Miscellaneous...................     33

                               SUMMARY TERM SHEET

    The following are answers to some of the questions that you may have about our offer. We urge you to read this Offer to Exchange and the related materials provided to you carefully because the information in this summary is not complete. We have included references to the relevant sections following this summary where you can find a more complete description of the topics in this summary.

Q1. WHY ARE WE MAKING THIS OFFER?

    We are making this offer for compensatory purposes and because we believe that the granting of stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of Sonus. In light of recent stock market volatility, especially for companies in the telecommunications industry, the majority of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer to exchange outstanding options for new options that will have an exercise price equal to one-hundred percent (100%) of the fair market value of our common stock on the grant date, or the date on which the new options will be issued to you, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance and retention incentives for employees and thereby maximize stockholder value. (See Section 2.)

Q2. WHAT OPTIONS ARE COVERED BY THIS OFFER AND WHO CAN PARTICIPATE IN THE EXCHANGE?

    We are offering you the opportunity to ask us to exchange any or all outstanding stock options having an exercise price of $0.67 or more per share, whether or not currently exercisable. (See Section 1.) You can only participate in this exchange if you:

    - hold eligible options;

    - are an employee of Sonus or one of its wholly owned subsidiaries on the date this offer is made (other than an executive officer);

    - continue to be an employee of Sonus or one of its wholly owned subsidiaries on the date this offer expires; and

    - have not received a notice of termination of employment on or before the date this offer expires.

    This offer is not open to Sonus' executive officers, directors and any non-employees. You will not receive a grant of any new options if you are not still employed by Sonus or one of our wholly owned subsidiaries for any reason from the date this offer expires through the date that the new options are granted. (See Question 4.)

Q3. ARE THERE CONDITIONS TO THIS OFFER?

    This offer is not conditioned upon any minimum threshold number of options being surrendered for exchange by eligible optionholders. With respect to options granted under the TTI Plan, however, the offer is subject to the amendment and restatement of that certain Option Plan Funding and Escrow Agreement by and among Anousheh and Hamid Ansari and Sonus (the "Ansari Agreement"), as described in Section 10. The offer is also subject to a number of other conditions with regard to events that could occur before the expiration of the offer. These events include a change in accounting principles, a lawsuit challenging the offer, a third-party tender offer for our common stock and an acquisition proposal for Sonus. (See Sections 5 and 6.)

Q4. WHAT IF I AM AN EMPLOYEE OF SONUS OR ONE OF ITS WHOLLY OWNED SUBSIDIARIES WHEN THIS OFFER EXPIRES, BUT I AM NOT AN EMPLOYEE ON THE GRANT DATE OF THE NEW OPTIONS?

    If you tender your options, you will only receive a grant of new options in this offer if you are an employee of Sonus or one of our wholly owned subsidiaries on the date this offer expires and on the date that we grant the new options. As discussed below, we will not grant the new options until on or after the first business day that is six months and one day following the date when we cancel the options accepted for exchange. If the offer expires on November 14, 2002, as currently planned, new options will be granted on or after May 19, 2003. If, for any reason, you are not an employee of Sonus or one of our wholly owned subsidiaries on the date this offer expires or on the date that we grant the new options, then you will not receive any new options nor will you receive any other consideration in exchange for your surrendered options. This means that if you die, become disabled, terminate your employment with or without a good reason or we terminate your employment with or without cause before the date that we grant the new options, then you will not receive anything for the options that you surrendered and we cancelled.

    Participation in the offer does not confer upon you the right to remain in the employment or other service of Sonus or any of our subsidiaries. (See
Section 1.)

Q5. HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I SURRENDER FOR EXCHANGE?

    For every eligible option to purchase one share of common stock that you surrender, you will receive an option to purchase one share of common stock, subject to adjustment for any stock splits, reverse stock splits, stock dividends or similar events. For options surrendered that were granted pursuant to our 1997 Plan, we will grant new options under our 1997 Plan and, for options surrendered that were granted pursuant to the TTI Plan, we will grant new options under the TTI Plan. (See Section 1.)

Q6. WHEN WILL I RECEIVE MY NEW OPTIONS?

    We will grant the new options on or after the first business day that is at least six months plus one day following the date we cancel the options accepted for exchange. If the offer expires on November 14, 2002, as currently planned, new options will be granted on or after May 19, 2003. We expect to distribute the new option agreements within thirty days after the date of grant of the new options. As discussed above, you must be employed by us or one of our wholly owned subsidiaries on the new grant date in order to receive the new options. (See Section 5.)

Q7. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THIS OFFER?

    We use the intrinsic value-based method of Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, to account for all of our employee stock-based compensation plans. Therefore, as is common practice today, in order to avoid our being subject to undesirable accounting consequences as described below, the new options will not be issued immediately after the expiration date of this offer. If we grant the new options on any date earlier than six months plus one day after the date we cancel the options surrendered for exchange, we would be required for accounting purposes to treat the new options as variable awards. This means that we would be required quarterly to reflect increases and decreases in the price of our common stock as a compensation expense (or credit) relating to the options. We would have to continue this variable accounting for these options until they were exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months plus one day, we believe we will not have to treat the options as variable awards. (See Section 11.)

Q8. WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

    The new options will have an exercise price equal to the fair market value of a share of our common stock on the date the new options are granted, as determined by the closing price of our common stock on the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed or, if our stock is not so quoted or listed at that time, as otherwise determined by the compensation committee of the board of directors. Because we will not grant new options until the first business day that is at least six months plus one day following the expiration of this offer, it is possible that the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to request that we exchange your options. (See Sections 7 and 8.)

Q9. WHEN WILL THE NEW OPTIONS VEST?

    The new options will have a new vesting schedule, completely different from the old option vesting schedule. If you choose to participate in this offer, you lose all the benefit of the vesting in your old, surrendered options. Twenty-five percent (25%) of each new option will vest immediately on the date the new options are granted. The remaining seventy-five percent (75%) will vest in monthly installments, with each installment being as equal in number of shares as possible (as determined by Sonus in its reasonable discretion), over the thirty-six (36) month period following the date the new options are granted, as long as you continue to be an employee of Sonus or one of our wholly owned subsidiaries. (See Section 1.)

Q10. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I SURRENDER?

    Yes, to the extent that your surrendered options were vested before the grant date of the new options. If you surrender options that are vested, you could have exercised them at any time in accordance with their terms if you had not surrendered them. You will be able to exercise only up to twenty-five percent (25%) of your new options on the new grant date. The remaining seventy-five percent (75%) of your new options will vest in monthly increments over the following thirty-six (36) months. (See Section 1.)

Q11. WHEN WILL THE NEW OPTIONS EXPIRE?

    The new options will expire seven (7) years after the date the new options are granted, except for incentive stock options granted to ten-percent owners of Sonus, which will expire in five (5) years. (See Section 8.)

Q12. IF I ELECT TO EXCHANGE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

    If you elect to exchange an option grant, you do not need to exchange all of your eligible option grants. For example, if you have three option grants at different exercise prices, $25.00, $10.00 and $0.50, and you elect to surrender options in this offer, you may decide to exchange the $25.00 option grant and not exchange the $10.00 option grant (or vice versa). You must exchange all options subject to the option grant that you are surrendering for exchange. You will not be able to exchange the $0.50 option grant for a new option because it has an exercise price of less than $0.67 per share and, therefore, is not an eligible option. (See Section 3.)

    In addition, because of accounting rules, if you decide to exchange any of your eligible options, then you must exchange all of the options that you received on or after May 10, 2002 and prior to the expiration date of this offer.

Q13. CAN I CHANGE MY ELECTION REGARDING OPTIONS I SURRENDER?

    Yes, you may change your election regarding options at any time before the offer expires. If we extend the offer beyond that time, you may change your election before the offer as extended expires. To change your election you may contact Bill Crowe, Treasury Manager of Sonus, by electronic mail to exchangeprogram@sonusnet.com, by fax at (978) 392-8182 or by mail or hand delivery to 5 Carlisle Road, Westford, Massachusetts 01886 until the expiration of the offer. In order to change your election, you must deliver to Mr. Crowe a new Election Form that is clearly dated after your original Election Form. If you change your election in order to request that you participate in the offer, you must include on the new Election Form the information regarding the eligible options you wish to include in the exchange. Once we receive a new Election Form submitted by you, your previously submitted election form will be disregarded. You may also completely withdraw from participation in the offer by delivering a Notice of Withdrawal to Mr. Crowe by electronic mail, fax, mail or hand delivery at any time before the offer expires. (See Section 4.)

Q14. WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE SURRENDERED OPTIONS?

    Yes. Once we have accepted options surrendered by you, those options will be cancelled and you will no longer have any rights under those options. Although we reserve the right to accept or reject surrendered options, in whole or in part, subject to the conditions set forth in this Offer to Exchange, we expect that we will accept for exchange all eligible options that you properly surrender to us prior to the expiration of this offer and that you have not withdrawn. (See Section 5.)

Q15. IF I SURRENDER OPTIONS IN THIS OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

    No. If we accept options you surrender in this offer, you may not receive any other option grants during the six month and one day period from the date the offer expires to the date we grant your new options. This is necessary to avoid incurring any compensation expense because of accounting rules that could apply to any interim option grants as a result of this offer. (See Section 5.)

    However, we intend to review option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options after the six month and one day period from the date on which we cancel tendered options accepted for exchange.

Q16. WHY DON'T WE SIMPLY REPRICE THE CURRENT OPTIONS?

    Since we account for our employee stock-based compensation plans under APB No. 25, "repricing" existing options would result in variable accounting for all of these options, which could require us for financial reporting purposes to record compensation expense each quarter until such repriced options were exercised, cancelled or expired. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards. (See Section 11.)

Q17. WHAT IF SONUS ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION?

    If Sonus merges with or is acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your current options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if Sonus merges with or is acquired by another entity prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your current options and your rights under them will remain intact. If Sonus merges with or is acquired by another entity but does not withdraw the offer, we will notify you of any material changes to the terms of the offer.

    If Sonus merges with or is acquired by another entity after we accept and cancel the tendered options but before we grant the new options, the obligations of Sonus in connection with the offer may not be automatically assumed by the acquiring corporation. While we would seek to make provision for tendering optionholders in the acquisition agreement, we cannot guarantee what, if any, provision would be made.

    If the obligations under this offer are assumed by the acquiring corporation, the type of security and the number of shares covered by the new options would be determined by the acquisition agreement between Sonus and the acquirer based on the same principles applied to the treatment of shares of common stock or options to acquire Sonus' common stock that are outstanding at the time of the acquisition, as the case may be. As a result of the ratio in which our common stock may convert into an acquirer's common stock in an acquisition transaction, you may receive new options for more or fewer shares of the acquirer's stock than the number of shares that you would receive in this offer if no acquisition had occurred. In the event that Sonus acquires another entity, no change will occur with respect to your election to participate in this offer.

    If we enter into a merger or similar transaction, it could have a substantial effect on the price of our common stock, including substantial appreciation or depreciation in the price of our common stock. Depending on the structure of such a transaction, tendering optionholders might be deprived of any potential price appreciation in the common stock associated with the new options. For example, if our common stock was acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction.

    Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

    If a change in control, as defined in the relevant stock option plan and agreement, occurs after the grant of the new options and the options are assumed or substituted by the acquiring or successor corporation, all outstanding options granted pursuant to the 1997 Plan and the TTI Plan will accelerate in vesting by twelve (12) months. If a change in control occurs after the grant of the new options and the options are not assumed or substituted by the acquiring or successor corporation, all outstanding options granted pursuant to the 1997 Plan and the TTI Plan will fully accelerate in vesting. Our board of directors may in its discretion accelerate the vesting of any outstanding options at any time. (See Section 8.)

Q18. WHAT HAPPENS IF THE STOCK PRICE INCREASES AFTER THE DATE MY SURRENDERED OPTIONS ARE CANCELLED?

    The exercise price of any new options granted by us to you in return for your surrendered options will be the fair market value of a share of our common stock on the date the new options are granted, as determined by the closing price of our common stock on the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed or, if our stock is not so quoted or listed at that time, as otherwise determined by the compensation committee of the board of directors. You will not benefit from any increase in our common stock price before the grant date of the new options. Before the date we grant the new options, our shares could increase or decrease in value, and the exercise price of the new options could be higher or lower than the exercise price of your surrendered options. You would not enjoy the benefit of any appreciation in the fair market value of our shares prior to the grant date of the new options. For example, if you surrender options with a $10.00 exercise price, and our common stock appreciates to $15.00 by the time the new option grants are made, your new option will have a higher exercise price than your surrendered option.

Q19. WHAT IF SONUS CONSUMMATES A REVERSE STOCK SPLIT AFTER I HAVE TENDERED MY OPTIONS FOR EXCHANGE BUT PRIOR TO THE GRANT OF NEW OPTIONS TO ME?

    It is possible that we may consummate a "reverse stock split" after you submit your Election Form tendering your options for exchange but prior to the grant of your new options. A reverse stock split means that each share of common stock outstanding on the date set for the reverse stock split will be combined with other shares and, accordingly, will reduce the number of shares we have outstanding. For example, in a 1-for-10 reverse stock split, every ten
(10) shares of common stock outstanding will be combined and will thereafter represent one (1) share of common stock. If we consummate such a reverse stock split prior to the grant of the new options, the number of shares of common stock subject to new options in the exchange offer will be similarly adjusted. Accordingly, if you have the right to receive options for 1,000 shares of common stock in the exchange offer, and we undertake a 1-for-10 reverse stock split, after the reverse stock split is effective you will thereafter have the right to receive an option for 100 shares of common stock.

Q20. WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NONSTATUTORY STOCK
OPTIONS?

    Except as explained below, all new options that are issued in exchange for incentive stock options and nonstatutory stock options granted under our 1997 Plan are intended to be incentive stock options, subject to current U.S. tax law. One of the requirements for qualification as an incentive stock option is a limit on the value of incentive stock options that can first become exercisable in any one calendar year. In particular, no more than $100,000 of incentive stock options received by you from us or our subsidiary corporations can first become exercisable in any one calendar year. The $100,000 amount is determined on the date of grant and is based on the fair market value of the underlying common stock on the date of grant (and includes all options first exercisable during the year in question whether or not the options are part of the same grant). Therefore, it is possible that a portion of your new incentive stock options will not be under the $100,000 limit. If a portion of your new options exceeds the $100,000 limit, then that portion will be deemed to be a nonstatutory stock option. (See Section 13.)

    All new options that are issued in exchange for nonstatutory stock options granted under the TTI Plan will be nonstatutory stock options.

Q21. WILL I HAVE TO PAY U.S. FEDERAL INCOME TAXES IF I EXCHANGE MY OPTIONS IN THIS OFFER?

    If you request that we exchange your current options for new options, then we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes. However, if you are granted incentive stock options, the requisite holding period to qualify for incentive stock option tax treatment will begin on the day of the grant of the new options regardless of the time you have held any incentive stock options tendered in the offer. State and local tax consequences may be different. Optionholders subject to the tax laws of other countries and jurisdictions may be subject to different tax consequences if they exchange their options in the offer. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options in the offer. (See Section 13.)

Q22. WHAT ARE THE TAX IMPLICATIONS IF I LIVE OUTSIDE OF THE U.S.?

    All Sonus optionholders are subject to the applicable tax laws of their own countries and jurisdictions. Optionholders subject to the tax laws of countries and jurisdictions other than the United States may have different tax consequences than those described above if they exchange their options in the offer. Again, we strongly suggest that you consult with your tax advisor to determine how this offer would impact you. (See Section 13.)

Q23. WHAT HAPPENS IF I ELECT NOT TO SURRENDER ANY OPTIONS PURSUANT TO THIS
OFFER?

    Options that you choose not to surrender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms. These options will retain their current exercise price and current vesting schedule.

    Please note that through these materials, we are offering you the opportunity to ask us to exchange your options on the terms described in these materials, and that we have the right to reject any such request that you may make to us. We have reserved this right in an effort to protect the tax status of incentive stock options in view of a 1991 IRS private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). We believe that by reserving a right to reject any options surrendered for exchange we have structured this offer so as to mitigate the risk that the IRS would make a similar assertion with respect to this offer. However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be, but are not, surrendered. A successful assertion by the IRS of this position could extend the incentive stock options' requisite holding periods to qualify for incentive stock option tax treatment and could also convert some incentive stock options into nonstatutory stock options. (See Section 13.)

Q24. WHEN DOES THIS OFFER EXPIRE? CAN THIS OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

    This offer will expire on November 14, 2002, at 5 p.m., Eastern Time, unless we extend it. Although we do not currently intend to do so, we may, in our discretion, extend this offer at any time. If we extend this offer, we will notify you of the extension and the new anticipated grant date for the new options. (See Sections 1 and 14.)

Q25. WHAT DO I NEED TO DO?

    To elect to surrender your options for exchange, you need to properly complete the Election Form that will be sent to you by electronic mail on or about October 16, 2002 and subsequently mailed to your home or office address, and deliver it to Bill Crowe, Treasury Manager, by electronic mail to exchangeprogram@sonusnet.com, by fax at (978) 392-8182 or by mail or hand delivery to 5 Carlisle Road, Westford, Massachusetts 01886 before 5 p.m., Eastern Time, on November 14, 2002.

    If we extend this offer beyond November 14, 2002, then you must deliver a properly completed Election Form and the other required documentation before the extended expiration date. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See "Q23. What happens if I elect not to surrender any options pursuant to this offer?" Although we may reject all requests to exchange eligible options at our discretion, subject to the conditions set forth in this Offer to Exchange, we expect to accept for exchange all eligible options that you request us to exchange promptly after this offer expires. If you do not properly complete and deliver the Election Form before this offer expires, it will have the same effect as if you rejected this offer.

Q26. WHAT DO WE RECOMMEND YOU DO IN RESPONSE TO THIS OFFER?

    Although our board of directors has approved this offer, it recognizes that your decision is an individual one that should be based on a variety of factors. As a result, you should consult with your personal legal and financial advisors before deciding whether to surrender your existing options. We are not making a recommendation as to whether or not you should ask us to exchange options pursuant to this offer.

Q27. IS THERE ANY INFORMATION REGARDING SONUS THAT I SHOULD BE AWARE OF?

    Your decision of whether to accept or reject this offer should take into account the factors described in this Offer to Exchange as well as the various risks and uncertainties inherent in our business. In addition, before making your decision to tender your options, you should carefully review the information about Sonus discussed in Section 9 of this Offer to Exchange. This section includes information about us contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002 and in our Form 8-K filed on October 10, 2002, which provides financial results for the three and nine months ended September 30, 2002.

Q28. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THIS OFFER?

    If you have any questions regarding this offer, or for additional information or assistance, you should contact Bill Crowe, Treasury Manager of Sonus, at (978) 589-8414 or electronic mail to exchangeprogram@sonusnet.com.

    In addition to these resources, we also plan to arrange for a question and answer session about this Offer to Exchange. This session will not be a solicitation and we will not make any recommendations whatsoever with respect to this Offer to Exchange. For example, we will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of this Offer to Exchange. As discussed in "Q26. What do we recommend you do in response to this offer?", you should consult your personal advisors if you have questions about your financial or tax situation. We will be providing you information about the timing and location of the question and answer session in the coming days.

                                   THE OFFER

1.  NUMBER OF OPTIONS; EXPIRATION DATE

    We are offering you the opportunity to ask us to exchange eligible stock options held by you for new options. Eligible options are all outstanding stock options that have an exercise price of $0.67 or more per share under our 1997 Plan and the TTI Plan. Except for members of our board of directors and for our executive officers, all of our full and part-time employees and all full and part-time employees of our wholly owned subsidiaries are eligible to participate in this offer.

    You will only receive grants of new options if you are employed by us or one of our wholly owned subsidiaries on both the date that this offer expires and the date that the new options are granted. The new options will be granted on or after the first business day that is at least six months plus one day after the expiration of this offer. For purposes of this offer, a wholly owned subsidiary is a corporation of which we own one hundred percent (100%) of the total combined voting power of all classes of stock.

    If you were granted options on or after May 10, 2002 and you request that we exchange any eligible options, you will be required to exchange all options received on or after May 10, 2002 and prior to the expiration date of this offer.

    If you request that we exchange any of your eligible options, you must request that we exchange all unexercised options from an eligible option grant. Our offer is subject to the terms and conditions described in these materials. We will only consider exchanging options that are properly tendered and not withdrawn in accordance with Section 3.

    For every eligible option to purchase one share of common stock that you surrender, you will receive an option to purchase one share of common stock, subject to adjustment for any stock splits, reverse stock splits, stock dividends or similar events. For options surrendered that were granted pursuant to our 1997 Plan, we will grant new options under our 1997 Plan and, for options surrendered that were granted pursuant to the TTI Plan, we will grant new options under the TTI Plan. In addition, we will enter into a new incentive stock option agreement and/or nonstatutory stock option agreement with you, depending on the options you surrendered and certain tax requirements.

    Twenty-five percent (25%) of each new option will vest immediately on the date the new options are granted. The remaining seventy-five percent (75%) will vest in monthly installments, with each installment being as equal in number of shares as possible (as determined by Sonus in its reasonable discretion), over the thirty-six (36) month period following the date the new options are granted, as long as you continue to be an employee of Sonus or one of our wholly owned subsidiaries. If a change in control, as defined in the relevant stock option plan and agreement, occurs after the grant of the new options and the options are assumed or substituted by the acquiring or successor corporation, all outstanding options granted pursuant to the 1997 Plan and the TTI Plan will accelerate in vesting by twelve (12) months. If a change in control occurs after the grant of the new options and the options are not assumed or substituted by the acquiring or successor corporation, all outstanding options granted pursuant to the 1997 Plan and the TTI Plan will fully accelerate in vesting.

    The exact number of eligible option shares that you have now can be found by either logging on to your e-trade account or by contacting Bill Crowe, Treasury Manager of Sonus, at (978) 589-8414 or exchangeprogram@sonusnet.com.

    The term "expiration date" means 5 p.m., Eastern Time, on November 14, 2002, unless and until we extend the period of time during which this offer will remain open. If we extend the period of time during which this offer remains open, the term "expiration date" will refer to the latest time and date at which this offer expires.

    We will notify you if we decide to take any of the following actions:

       - increase or decrease what we will give you in exchange for your options;

       - increase or decrease the option exercise price that serves as the threshold for options eligible to be exchanged in this offer; or

       - extend or terminate this offer.

    If this offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of ten business days after the date that we notify optionholders of such an increase.

    A "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12 midnight, Eastern Time.

2.  PURPOSE OF THIS OFFER

    We are making this offer for compensatory purposes and to further advance our corporate goals of retaining and motivating our employees. The majority of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock as quoted by the Nasdaq National Market. By making this offer we intend to enhance stockholder value by creating better performance incentives for and increasing retention of our employees.

    Except as otherwise described in these materials or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

    - an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

    - any purchase, sale or transfer of a material amount of our assets or any subsidiary's assets;

    - any material change in our present dividend rate or policy, or our indebtedness or capitalization, other than drawdowns on our available bank equipment line of credit or the potential consummation of an equity or other financing;

    - any other material change in our corporate structure or business;

    - our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

    - the suspension of our obligation to file reports pursuant to
      Section 15(d) of the Exchange Act;

    - the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with our stock plans; or

    - any change to our certificate of incorporation or bylaws.

    Although our board of directors has approved this offer, we recognize that the decision to participate is an individual one that should be based on a variety of factors. None of our executive officers or directors is eligible to participate in this offer. Neither we nor our board of directors makes any recommendation as to whether or not you should request that we exchange your options, nor have we authorized anyone to make such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and the related materials provided to you, including but not limited to the "Risk Factors" included herein, and to consult your own legal, investment and tax advisors. You must make your own decision whether or not to request that we exchange your options.

3.  PROCEDURES FOR SURRENDERING OPTIONS

    PROPER SURRENDER OF OPTIONS. To request that we exchange some or all of your eligible options for exchange, you must, in accordance with the terms of the Election Form, properly complete the Election Form and deliver the Election Form, along with any other required documents, to Bill Crowe, Treasury Manager, by electronic mail to exchangeprogram@sonusnet.com, by fax at (978) 392-8182 or by mail or hand delivery to 5 Carlisle Road, Westford, Massachusetts 01886. We must receive all of the required documents before 5 p.m., Eastern Time, on the expiration date. The expiration date is November 14, 2002, unless we extend the period of time during which this offer will remain open. We currently have no intention of extending the deadline, and in any case we cannot extend the deadline for any one person or group of people. However, in the event that we do extend this offer beyond November 14, 2002 then you must deliver a properly completed Election Form and other required documentation before the extended expiration date.

    The method of delivery of all documents, including election forms and any notices to change your election from "accept" to "reject" or "reject" to "accept" and any other required documents, is at your election and risk. You should allow sufficient time to ensure timely delivery.

    DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility, including time of receipt, and acceptance of any surrender of options. Our determination of these matters will be final and binding on all parties. Furthermore, subject to our compliance with Rule 13e-4 under the Exchange Act, we reserve the right to reject any or all surrenders of options in our discretion. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See Summary Term Sheet "Q23. What happens if I elect not to surrender any options pursuant to this offer?" We further reserve the right to waive any of the conditions of this offer or any defect or irregularity in any surrender of any particular options or for any particular optionholder. This is a one-time offer, and we will strictly enforce this offer period, subject only to an extension that we may grant in our sole discretion.

    OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. By requesting that we accept your options for exchange under this offer, you accept the terms and conditions of this offer. Our acceptance for exchange of your surrendered options through this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer. The Promise to Grant Stock Options that we will give you reflects this commitment. Subject to our rights to extend, terminate and amend this offer, the conditions set forth herein and our right to reject all requests for exchange at our discretion, we expect that we will accept for exchange all eligible options that you properly surrender to us prior to the expiration of this offer and that you have not withdrawn.

4.  CHANGE IN ELECTION

    You may only change your election to request that we exchange your options by following the procedures described in this section. You may not request that we exchange partial option grants. If you request that we exchange your options and you later want to change your request, you must do so with respect to all eligible options of a particular grant. Similarly, if you elect not to request that we exchange your options and you later want to change your request, you must do so with respect to all eligible options of a particular grant.

    To change your election, you must deliver a new Election Form to Bill Crowe, Treasury Manager, by electronic mail to exchangeprogram@sonusnet.com, by fax at
(978) 392-8182 or by mail or hand delivery to 5 Carlisle Road, Westford, Massachusetts 01886. The change in Election Form must be clearly dated after your original Election Form. If you are changing your election in order to accept the offer, the new Election Form must include the information regarding the eligible options you wish to surrender for exchange. Once we receive a new Election Form submitted by you, your previously submitted Election Form will be disregarded.

    To withdraw a full option grant you previously requested that we exchange, you must deliver a Notice of Withdrawal by electronic mail, fax, mail or hand delivery to Bill Crowe, Treasury Manager, as described above. The Notice of Withdrawal must be clearly dated after your original Election Form and any subsequent new election forms.

    You may change your election or withdraw your tendered options by providing a notice to Bill Crowe, Treasury Manager, as described above, that is received prior to 5 p.m., Eastern Time, on the expiration date, November 14, 2002. Any Election Form received after 5 p.m., Eastern Time, on November 14, 2002 will not be accepted unless we have extended the offer period and the Election Form is received before the extended expiration date. If we extend this offer beyond November 14, 2002, you may change your election or withdraw your tendered options at any time until the extended expiration of this offer. In addition, unless we accept your options for exchange prior to December 12, 2002, the date that is 40 business days from the commencement of the offer, you may withdraw your tendered options at any time after the expiration date.

    Neither we nor any other person is obligated to give notice of any defects or irregularities in any new Election Form or Notice of Withdrawal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the validity and form, including time of receipt, of new election forms and notices of withdrawal. Our determinations of these matters will be final and binding.

5.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF NEW OPTIONS

    Subject to our rights to extend, terminate and amend this offer, the conditions set forth herein and our right to reject all requests for exchange at our discretion, we expect that we will accept promptly after the expiration of this offer all eligible options that you properly surrender to us prior to the expiration date that you have not withdrawn and we will notify you of our acceptance on the date this offer expires. We do not, however, make any commitment or other promise to accept any options that you tender.

    If we accept the options that you surrender for exchange in this offer, then you will not be granted any additional options during the six month and one day period from the date the offer expires to the date when we grant your new options. Because we account for our employee stock-based compensation plans under APB No. 25, this is necessary to avoid incurring any compensation expense because of accounting rules that could apply to interim option grants as a result of this offer.

    For purposes of this offer, we will be deemed to have accepted options that are validly tendered and not properly withdrawn for exchange when we give oral or written notice to the optionholders of our acceptance for exchange of such options, which may be by company-wide (including our wholly owned subsidiaries) mail or email or by issuance of a press release. We have reserved the right at our discretion to reject requests to exchange eligible options. We have reserved this right in an effort to protect for our employees the tax status of any incentive stock options that our employees decide not to tender in this offer. See Summary Term Sheet "Q23. What happens if I elect not to surrender any options pursuant to this offer?" Subject to our rights to extend, delay, terminate or amend this offer, we currently expect that we will accept promptly following the expiration date all properly tendered options that are not validly withdrawn. As soon as reasonably practicable after we accept options surrendered for exchange, we will send a notice to the tendering optionholder.

    If, for any reason, you are not an employee of Sonus or one of our wholly owned subsidiaries on the date the offer expires or the date when we grant the new options, then you will not receive any new options or any other consideration in exchange for your surrendered options. This means that if you die, become disabled, terminate your employment with or without good reason or we terminate your employment with or without cause before the date when we grant the new options, then you will not receive anything for the options that you surrendered and we cancelled.

    If Sonus merges with or is acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your current options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if Sonus merges with or is acquired by another entity prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your current options and your rights under them will remain intact. If Sonus merges with or is acquired by another entity but does not withdraw the offer, we will notify you of any material changes to the terms of the offer.

    If Sonus merges with or is acquired by another entity after we accept and cancel the tendered options but before we grant the new options, the obligations of Sonus in connection with the offer may not be automatically assumed by the acquiring corporation. While we would seek to make provision for tendering optionholders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. If the obligations under this offer are assumed by the acquiring corporation, the type of security and the number of shares covered by the new options would be determined by the acquisition agreement between Sonus and the acquirer based on the same principles applied to the treatment of shares of common stock or options to acquire Sonus' common stock that are outstanding at the time of the acquisition, as the case may be.

    Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

    If a change in control, as defined in the relevant stock option plan and agreement, occurs after the grant of the new options and the options are assumed or substituted by the acquiring or successor corporation, all outstanding options granted pursuant to the 1997 Plan and the TTI Plan will accelerate in vesting by twelve (12) months. If a change in control occurs after the grant of the new options and the options are not assumed or substituted by the acquiring or successor corporation, all outstanding options granted pursuant to the 1997 Plan and the TTI Plan will fully accelerate in vesting. Our board of directors may in its discretion accelerate the vesting of any outstanding options at any time.

6.  CONDITIONS OF THIS OFFER

    We will not be required to accept any options surrendered to us. We have reserved this right in an effort to protect the tax status of incentive stock options that are not surrendered, as further explained in the Summary Term Sheet "Q23. What happens if I elect not to surrender any options pursuant to this offer?" In addition, with respect to options granted under the TTI Plan, this offer is subject to the amendment and restatement of the Ansari Agreement, as described in Section 10 of this Offer to Exchange.

    We may terminate or amend this offer, or postpone our acceptance and cancellation of any options surrendered to us, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time prior to the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, it is inadvisable for us to proceed with this offer:

        (a) any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the surrendered options, the issuance of new options, or otherwise relates to this offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), operating results, operations or prospects or materially impair the benefits we believe we will receive from this offer;

        (b) any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

           (i) make it illegal for us to accept some or all of the surrendered options or to issue some or all of the new options, or otherwise restrict or prohibit consummation of this offer, or otherwise relate to this offer;

           (ii) delay or restrict our ability, or render us unable, to accept the surrendered options for exchange or to issue new options for some or all of the surrendered options;

           (iii) materially impair the benefits we believe we will receive from this offer; or

           (iv) materially and adversely affect our business, condition (financial or other), operating results, operations or prospects;

        (c) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, electronic bulletin board or in the over-the-counter market;

        (d) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

        (e) any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record a compensation expense in connection with this offer for financial reporting purposes;

        (f) another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

           (i) any person, entity or "group," within the meaning of
       Section 13(d)(3) of the Exchange Act, has acquired or proposed to acquire beneficial ownership of more than five percent (5%) of the outstanding shares of our common stock, or any new group is formed that beneficially owns more than five percent (5%) of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
       Schedule 13D or Schedule 13G with the SEC on or before the date of this offer;

           (ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer has acquired or proposed to acquire beneficial ownership of an additional two percent (2%) or more of the outstanding shares of our common stock;

           (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

           (iv) any change occurs in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership that in our reasonable judgment is materially adverse to us.

The conditions to this offer are for our benefit. We may assert them in our discretion prior to the expiration date and we may waive them at any time and from time to time prior to the expiration date, whether or not we waive any other condition to this offer. Our failure to exercise any of these rights is not a waiver of any of these rights, and the waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon everyone.

7.  PRICE RANGE OF COMMON STOCK

    Our common stock has traded on the Nasdaq National Market under the symbol "SONS" since May 25, 2000. The following table shows, for the periods indicated, the high and low sales prices per share of our common stock.

                                                                HIGH       LOW
                                                              --------   --------
FISCAL YEAR ENDED DECEMBER 31, 2000:
  Second Quarter (since May 25, 2000).......................   $56.65     $10.67
  Third Quarter.............................................    93.67      38.50
  Fourth Quarter............................................    49.00      18.50

FISCAL YEAR ENDED DECEMBER 31, 2001:
  First Quarter.............................................    46.50      16.25
  Second Quarter............................................    33.80      12.00
  Third Quarter.............................................    25.00       2.26
  Fourth Quarter............................................     8.37       2.44

FISCAL YEAR ENDING DECEMBER 31, 2002:
  First Quarter.............................................     6.25       2.18
  Second Quarter............................................     3.10       1.29
  Third Quarter.............................................     1.99       0.19
  Fourth Quarter (through October 15, 2002).................     0.32       0.18

    As of October 15, 2002, the last reported sales price of our common stock as reported by the Nasdaq National Market was $0.23 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to surrender your eligible options.

    All companies listed on Nasdaq are required to comply with certain continued listing standards. On September 16, 2002, we received a letter from Nasdaq notifying Sonus that it does not comply with the minimum bid price requirement of $1.00 per share for continued listing on the Nasdaq National Market and that its securities are subject to delisting from the Nasdaq National Market unless Sonus can demonstrate compliance with such requirement by December 16, 2002. If such compliance is not demonstrated by such date, or in the alternative, if Sonus fails to transfer its securities to the Nasdaq SmallCap Market prior to such date, Nasdaq will provide written notification that Sonus' securities will be delisted. At that time, Sonus may appeal Nasdaq's determination. There can be no assurance that Sonus will demonstrate compliance with the listing requirements of the Nasdaq National Market, meet the requirements of and successfully transfer to the Nasdaq SmallCap Market or successfully appeal Nasdaq's determination. In the event that the common stock of Sonus is delisted from the Nasdaq National Market, among other things the market value and liquidity of the common stock of Sonus could be materially and adversely affected and it may become more difficult for Sonus to obtain additional financing.

8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS

CONSIDERATION

    For every eligible option to purchase one share of common stock that you surrender, you will receive an option to purchase one share of common stock, subject to adjustment for any stock splits, reverse stock splits, stock dividends or similar events. The date on which the new options are granted will be at least six months plus one day after the expiration of this offer. For options surrendered that were granted pursuant to our 1997 Plan, we will grant new options under our 1997 Plan and, for options surrendered that were granted pursuant to the TTI Plan, we will grant new options under the TTI Plan.

    As of September 30, 2002, there were outstanding options to purchase approximately 14,825,000 shares of our common stock that are eligible to participate in this offer, of which 14,475,000 are under our 1997 Plan and 350,000 are under our TTI Plan (See Section 10). Assuming all such options are exchanged, the common stock issuable upon exercise of the new options will equal approximately seven percent (7%) of the total shares of our common stock outstanding as of September 30, 2002.

TERMS OF NEW OPTIONS

    VESTING. The new options to be granted pursuant to this offer under the 1997 Plan and the TTI Plan will vest as to twenty-five percent (25%) of the shares of common stock on the date of grant and the remaining seventy-five percent (75%) will vest in monthly installments, with each installment being as equal in number as possible (as determined by Sonus in its reasonable discretion), over the thirty-six (36) month period following the date the new options are granted, as long as you continue to be an employee of Sonus or one of its wholly owned subsidiaries.

    EXERCISE PRICE. The new options will have an exercise price equal to the fair market value of a share of our common stock on the date the new options are granted, as determined by the closing price of our common stock on the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed or, if our stock is not so quoted or listed at that time, as otherwise determined by the compensation committee of the board of directors. Because we will not grant new options until at least six months plus one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the surrendered options.

    STOCK OPTION AGREEMENTS. We will enter into a new stock option agreement with each optionholder who requests that we exchange his or her options in this offer and that we have elected to exchange. The terms and conditions of the new options may vary from the terms and conditions of the options surrendered for exchange. The granting of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

    TERM; TERMINATION. The new options granted under the 1997 Plan and TTI Plan will expire seven years after the date on which the new options are granted, unless the optionee holds more than ten percent (10%) of the voting power of the capital stock of Sonus, in which case the new options will expire in five (5) years. In the event you are granted new options and your employment with us is subsequently terminated, your new options will be exercisable to the extent of the number of shares then vested, and will terminate: (a) one hundred and eighty
(180) days following the death or total and permanent disability of the optionee or (b) thirty (30) days following the optionee's termination for any other reason. Military or sick leave or other bona fide leave shall not be deemed a termination of employment, provided, that it does not exceed the longer of ninety (90) days or the period during which the absent recipient's reemployment rights, if any, are guaranteed by statute or contract.

    CORPORATE TRANSACTIONS. If Sonus merges with or is acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your current options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if Sonus merges with or is acquired by another entity prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your current options and your rights under them will remain intact. If Sonus merges with or is acquired by another entity but does not withdraw the offer, we will notify you of any material changes to the terms of the offer.

    If Sonus merges with or is acquired by another entity after we accept and cancel the tendered options but before we grant the new options, the obligations of Sonus in connection with the offer may not be automatically assumed by the acquiring corporation. While we would seek to make provision for tendering optionholders in the acquisition agreement, we cannot guarantee what, if any, provision would be made.

    If the obligations under this offer are assumed by the acquiring corporation, the type of security and the number of shares covered by the new options would be determined by the acquisition agreement between Sonus and the acquirer based on the same principles applied to the treatment of shares of common stock or options to acquire Sonus' common stock that are outstanding at the time of the acquisition, as the case may be. As a result of the ratio in which our common stock may convert into an acquirer's common stock in an acquisition transaction, you may receive new options for more or fewer shares of the acquirer's stock than the number of shares that you would receive in this offer if no acquisition had occurred. In the event that Sonus acquires another entity, no change will occur with respect to your election to participate in this offer.

    Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

    If a change in control, as defined in the relevant stock option plan and agreement, occurs after the grant of the new options and the options are assumed or substituted by the acquiring or successor corporation, all outstanding options granted pursuant to the 1997 Plan and the TTI Plan will accelerate in vesting by twelve (12) months. If a change in control occurs after the grant of the new options and the options are not assumed or substituted by the acquiring or successor corporation, all outstanding options granted pursuant to the 1997 Plan and the TTI Plan will fully accelerate in vesting. Our board of directors may in its discretion accelerate the vesting of any outstanding options at any time.

    It is possible that we may consummate a "reverse stock split" after you submit your Election Form tendering your options for exchange but prior to the grant of your new options. A reverse stock split means that each share of common stock outstanding on the date set for the reverse stock split will be combined with other shares and, accordingly, will reduce the number of shares we have outstanding. For example, in a 1-for-10 reverse stock split, every ten
(10) shares of common stock outstanding will be combined and will thereafter represent one (1) share of common stock. If we consummate such a reverse stock split prior to the grant of the new options, the number of shares of common stock subject to new options in the exchange offer, will be similarly adjusted. Accordingly, if you have the right to receive options for 1,000 shares of common stock in the exchange offer, and we undertake a 1-for-10 reverse stock split, after the reverse stock split is effective you will thereafter have the right to receive an option for 100 shares of common stock.

    TAX CONSEQUENCES. You should refer to Section 13 below for a discussion of the material U.S. federal income tax consequences of the new options and the eligible options, as well as the consequences of this offer. We recommend that you consult with your own tax advisor to determine the specific tax consequences of this offer to you.

DESCRIPTIONS OF THE 1997 PLAN AND THE TTI PLAN

    The following descriptions of the 1997 Plan and the TTI Plan are summaries and are not complete. Complete information about the new options is included in the 1997 Plan, the TTI Plan and the forms of the new option agreements to be entered into between you and us. The 1997 Plan, the TTI Plan and the forms of the new option agreements are on file with the SEC as exhibits to the Schedule TO that was filed in connection with this offer. Please contact Bill Crowe, Treasury Manager, at 5 Carlisle Road, Westford, Massachusetts 01886 to request copies of the 1997 Plan, the TTI Plan or the forms of the new option agreements. We will provide copies promptly and at our expense.

1997 PLAN

    GENERAL. The maximum number of shares of common stock issuable in connection with options granted under the 1997 Plan increases each January 1 by a number of shares equal to the lesser of (a) five percent (5%) of the total number of shares of stock issued and outstanding on the immediately preceding December 31 and (b) such number as our board may decide. Such maximum number is currently 100,381,966 shares. No one person may receive options to purchase more than 25,095,491 shares under the 1997 Plan in any one fiscal year.

    ADMINISTRATION. The 1997 Plan is administered by a compensation committee appointed by our board of directors. The compensation committee has the authority to interpret the 1997 Plan to prescribe, amend and rescind rules and regulations relating to it and to make all determinations necessary or advisable for the administration of the 1997 Plan. The compensation committee is authorized to administer certain aspects of the 1997 Plan, including the granting of options to employees.

    TERM. The term of each incentive option granted under the 1997 Plan may not exceed ten (10) years or, if the optionee owns more than ten percent (10%) of the voting power of the capital stock of the Company, then the term of the option may not exceed five (5) years. The term of nonstatutory options granted under the 1997 Plan has no such limit.

    TERMINATION. Unless otherwise specified in the optionee's stock option agreement, if an optionee's employment is terminated, whether voluntary or otherwise, options granted under the 1997 Plan will be exercisable, to the extent of the number of shares then vested, for a period of ninety (90) days following such termination. Military or sick leave or other bona fide leave shall not be deemed a termination of employment, provided, that it does not exceed the longer of ninety (90) days or the period during which the absent recipient's reemployment rights, if any, are guaranteed by statute or contract

    EXERCISE PRICE. The exercise price for each incentive stock option under the 1997 Plan must be equal to not less than 100% of the fair market value of a share of our common stock on the grant date, or not less than 110% of the fair market value of a share of our common stock if the optionee is a ten percent (10%) owner of the Company. The 1997 Plan does not limit the exercise price of nonstatutory stock options under the plan.

    PAYMENT OF EXERCISE PRICE. Common stock purchased upon the exercise of a new option granted under the plan can be paid for as follows:

    - in cash or by check, payable to the order of Sonus; or

    - by delivery to the Company of shares of common stock already owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised, provided (x) such method of payment is then permitted under applicable law and (y) such common stock, if acquired directly from the Company, was owned by the optionee at least six (6) months prior to such delivery, or as otherwise required by the compensation committee to avoid adverse accounting effects to the Company.

    VESTING AND EXERCISE. The compensation committee has the authority to determine the time or times at which options granted under the plan may be exercised and the board of directors may also accelerate the exercisability of options.

    ADJUSTMENTS UPON CERTAIN EVENTS. The 1997 Plan contains provisions for the treatment of options in the event of a merger or consolidation or our complete liquidation. Please refer to the general discussion above in this Section 8 entitled "Corporate Transactions" for information regarding what will happen if Sonus merges with or is acquired by another entity.

    If the outstanding shares of common stock are changed by reason of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spinoff or other similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, the compensation committee will appropriately adjust the relevant terms and provisions of outstanding options to the extent it shall determine, in good faith, that such adjustment is necessary and appropriate.

TTI PLAN

    GENERAL. The maximum number of shares of common stock issuable in connection with options granted under the TTI Plan is 3,000,000. No one person may receive options to purchase more than 1,125,000 shares under the TTI Plan in any one fiscal year.

    AMENDMENT TO THE TTI PLAN AND STOCK OPTION AGREEMENT. In connection with this offer, we intend to amend the TTI Plan and corresponding stock option agreement to conform certain of their terms to the 1997 Plan and its corresponding stock option agreement. The new options granted in this offer will be subject to different terms than the options surrendered. The terms of the new stock option agreements are described above in this Section 8. Prior to the grant of the new options, the terms described below under the captions "Termination," "Payment of Exercise Price" and "Adjustments Upon Certain Events" will be amended so that they are identical to the corresponding terms of the 1997 Plan. For example, after a change in control, if the acquiring or successor corporation has assumed the outstanding options and the optionholder is offered a lesser position or the optionholder's service terminates by reason of an involuntary termination within twelve (12) months of the change in control, such optionholder's options will no longer accelerate in vesting. We recommend that you carefully review the information summarized above describing the terms of the new options and under the heading "1997 Plan." By accepting this offer and exchanging any eligible options, you will be consenting to the amendment to the TTI Plan and changes to the corresponding stock option agreement. The consent is part of your Election Form.

    ADMINISTRATION. The TTI Plan is administered by our board of directors. The board has the power to establish rules and regulations as it deems appropriate for the administration of the TTI Plan and to make determinations and issue interpretations related to the provisions of the TTI Plan and any outstanding options thereunder as it deems necessary or advisable.

    TERM. The term of each incentive option granted under the TTI Plan may not exceed ten (10) years or, if the optionee owns more than ten percent (10%) of the voting power of the capital stock of the Company, then the term of the option may not exceed five (5) years. The term of nonstatutory options granted under the TTI Plan may not exceed ten (10) years.

    TERMINATION. Options granted under the TTI Plan are exercisable for a period of (a) one (1) month following an optionee's voluntary or involuntary termination of service, or (b) twelve (12) months following an optionee's death or permanent disability.

    EXERCISE PRICE. The exercise price for each incentive stock option under the TTI Plan must be equal to not less than 100% of the fair market value of a share of our common stock on the grant date, or not less than 110% of the fair market value of a share of our common stock if the optionee is a ten percent (10%) owner of the Company. The TTI Plan does not limit the exercise price of nonstatutory stock options under the plan.

    PAYMENT OF EXERCISE PRICE. Common stock purchased upon the exercise of a new option granted under the plan can be paid for as follows:

    - in cash or by check, payable to the order of Sonus;

    - by delivery of shares of common stock held for the requisite period necessary to avoid a charge to the company's earnings for financial reporting purposes; or

    - to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the optionee will concurrently provide irrevocable instructions (a) to a company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld, and (b) to the company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

    VESTING AND EXERCISE. The board has the authority to determine the time or times at which options granted under the plan may be exercised and may also accelerate the exercisability of options.

    ADJUSTMENTS UPON CERTAIN EVENTS. The TTI Plan contains provisions for the treatment of options in the event of a merger or consolidation or our complete liquidation.

    After the grant of new options, if certain significant corporate transactions occur (including a merger, consolidation or sale of substantially all or all of the company's assets), outstanding options will become fully vested, unless the acquiring or successor corporation assumes or makes substitutions for options outstanding under the TTI Plan. Immediately following the consummation of such a corporate transaction, all outstanding options shall terminate, except to the extent assumed or substituted by the successor corporation. If an outstanding option is assumed by the successor corporation in any such transaction, and within the subsequent twelve (12) months the optionholder is offered a lesser position or the optionholder's service terminates by reason of an involuntary termination, then the options shall accelerate in vesting such that they immediately become exercisable to the extent of the next scheduled annual installment. Our board of directors may in its discretion accelerate the vesting of any outstanding options in connection with any such significant corporate transactions.

    If the outstanding shares of common stock are changed by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the common stock without the company's receipt of consideration, the board will make appropriate adjustments to the maximum number of securities issuable under the TTI Plan and any options outstanding thereunder.

    Please refer to the general discussion above in this Section 8 entitled "Corporate Transactions" for information regarding what will happen if Sonus merges with or is acquired by another entity.

9.  INFORMATION ABOUT SONUS; SUMMARY FINANCIAL INFORMATION; RISK FACTORS

    Our principal corporate offices are located at 5 Carlisle Road, Westford, Massachusetts 01886. Our common stock is currently listed by the Nasdaq National Market under the symbol "SONS".

    See "Additional Information" in Section 16 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

    Financial Information: The information set forth on pages F-1 through F-24 of our annual report on Form 10-K for the fiscal year ended December 31, 2001 and the information set forth on pages 1 through 15 of our quarterly reports on Form 10-Q for the three months ended March 31, 2002 and June 30, 2002 are incorporated herein by reference. The information set forth in our press release, filed with the SEC on October 10, 2002 in connection with our current report on Form 8-K, provides financial results for the third quarter and nine months ended September 30, 2002, is also incorporated by reference herein.

    Investing in and acquiring Sonus capital stock involves substantial risk. We strongly encourage you to review the "Risk Factors" contained herein and the "Cautionary Statements" included in our quarterly report on Form 10-Q for the three months ended June 30, 2002, filed with the SEC on August 14, 2002, which cautionary statements we incorporate herein by reference thereto.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

    The following summary historical consolidated financial data should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2001 and our unaudited consolidated financial statements for the nine months ended September 30, 2002. The condensed consolidated statements of operations and cash flow data for the years ended December 31, 2000 and 2001, and the consolidated balance sheet data as of December 31, 2000 and 2001, have been derived from our audited consolidated financial statements. The condensed consolidated statements of operations and cash flow data for the nine months ended September 30, 2001 and 2002, and the consolidated balance sheet data as of September 30, 2002, are derived from our unaudited condensed consolidated financial statements. Results for the nine months ended September 30, 2002 are not necessarily indicative of the expected results for the full fiscal year.

                                                          YEAR ENDED         NINE MONTHS ENDED
                                                         DECEMBER 31,          SEPTEMBER 30,
                                                     --------------------   --------------------
                                                       2000       2001        2001        2002
                                                     --------   ---------   ---------   --------
                                                                                (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Revenues...........................................  $ 51,770   $ 173,199   $ 134,336   $ 49,898
Cost of revenues:
  Write-off of inventory and purchase
    commitments....................................        --          --          --      9,434
  Other cost of revenues(2)........................    27,848      75,698      58,300     24,570
                                                     --------   ---------   ---------   --------
  Total cost of revenues...........................    27,848      75,698      58,300     34,004
                                                     --------   ---------   ---------   --------
Gross profit.......................................    23,922      97,501      76,036     15,894

Operating expenses:
  Research and development(2)......................    26,430      65,004      49,362     36,525
  Sales and marketing(2)...........................    21,569      42,267      31,763     22,207
  General and administrative(2)....................     5,477      13,068       9,272      5,601
  Stock-based compensation.........................    26,729      75,500      68,339     15,655
  Amortization of goodwill and purchased intangible
    assets.........................................        --     107,759     107,279      1,156
  Write-off of goodwill and purchased intangible
    assets, net....................................        --     374,735     376,719      1,673
  Restructuring charges (benefit), net.............        --      25,807      25,807    (10,141)
  In-process research and development..............        --      43,800      43,800         --
                                                     --------   ---------   ---------   --------
    Total operating expenses.......................    80,205     747,940     712,341     72,676

Loss from operations...............................   (56,283)   (650,439)   (636,305)   (56,782)
Interest income (expense), net.....................     6,245       5,007       4,274      1,132
                                                     --------   ---------   ---------   --------
Net loss...........................................  $(50,038)  $(645,432)  $(632,031)  $(55,650)
                                                     ========   =========   =========   ========
Net loss per share:
  Basic and diluted................................  $  (0.52)  $   (3.74)  $   (3.71)  $  (0.30)
  Pro forma basic and diluted(1)...................     (0.37)
Shares used in computing net loss per share:
  Basic and diluted................................    95,877     172,382     170,220    188,620
  Pro forma basic and diluted(1)...................   135,057

------------------------

(FOOTNOTES ON FOLLOWING PAGE.)

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                2000       2001         2002
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
                                                                        (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities............  $142,065   $125,067     $ 92,107
Working capital.............................................   135,597     97,023       63,253
Total assets................................................   194,835    184,884      123,089
Long-term obligations, less current portion.................        --     22,698       13,682
Total stockholders' equity..................................   150,706    102,885       65,713

                                                           YEAR ENDED         NINE MONTHS ENDED
                                                          DECEMBER 31,          SEPTEMBER 30,
                                                       -------------------   -------------------
                                                         2000       2001       2001       2002
                                                       --------   --------   --------   --------
                                                                                 (UNAUDITED)
                                                                    (IN THOUSANDS)
CONSOLIDATED CASH FLOW DATA:
Net cash used in operating activities................  $(14,355)  $ (1,205)  $ (2,857)  $(36,006)
Net cash provided by (used in) investing
  activities.........................................   (55,789)   (50,356)   (62,499)    11,141
Net cash provided by financing activities............   148,367     13,576     25,811      5,504

------------------------

(1) Pro forma per share calculation reflects the conversion of all outstanding shares of redeemable convertible preferred stock into shares of common stock which occurred upon the closing of our initial public offering in May 2000, as if the conversion occurred at the date of original issuance.

(2) Excludes non-cash, stock-based compensation expense as follows:

                                                              YEAR ENDED         NINE MONTHS ENDED
                                                             DECEMBER 31,          SEPTEMBER 30,
                                                          -------------------   -------------------
                                                            2000       2001       2001       2002
                                                          --------   --------   --------   --------
                                                                                    (UNAUDITED)
                                                                       (IN THOUSANDS)
  Cost of revenues......................................  $   404    $ 1,328    $ 1,157    $   574
  Research and development..............................   11,428     43,553     39,773      8,498
  Sales and marketing...................................   12,051     18,300     16,021      5,010
  General and administrative............................    2,846     12,319     11,388      1,573
                                                          -------    -------    -------    -------
                                                          $26,729    $75,500    $68,339    $15,655
                                                          =======    =======    =======    =======

                                  RISK FACTORS

    Participation in this offer and investing in our common stock involves a number of potential risks, including those described below. The risks described below and the "Cautionary Statements" included in our quarterly report on Form 10-Q for the three months ended June 30, 2002, filed with the SEC on August 14, 2002, highlight the material risks of participating in this offer and investing in our common stock. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether to surrender or not surrender options in this offer. In addition, we strongly urge you to read all of these materials for a fuller discussion of the risks that may apply to you before deciding whether to surrender or not surrender your options in this offer.

IF WE FAIL TO COMPLY WITH CERTAIN CONTINUED NASDAQ NATIONAL MARKET LISTING STANDARDS, OUR COMMON STOCK COULD BE DELISTED AND THE MARKET VALUE AND LIQUIDITY OF OUR COMMON STOCK MAY DECREASE SIGNIFICANTLY.

    Our common stock is presently listed on the Nasdaq National Market under the symbol SONS. All companies listed on Nasdaq are required to comply with certain continued listing standards. As of October 15, 2002, the last reported sales price of our common stock as reported by the Nasdaq National Market was $0.23 per share.

    On September 16, 2002, we received a letter from Nasdaq notifying Sonus that it does not comply with the minimum bid price requirement of $1.00 per share for continued listing on the Nasdaq National Market and that its securities are subject to delisting from the Nasdaq National Market unless Sonus can demonstrate compliance with such requirement by December 16, 2002. If such compliance is not demonstrated by such date, or in the alternative, if Sonus fails to transfer its securities to the Nasdaq SmallCap Market prior to such date, Nasdaq will provide written notification that Sonus' securities will be delisted. At that time, Sonus may appeal Nasdaq's determination. There can be no assurance that Sonus will demonstrate compliance with the listing requirements of the Nasdaq National Market, meet the requirements of and successfully transfer to the Nasdaq SmallCap Market or successfully appeal Nasdaq's determination. In the event that the common stock of Sonus is delisted from the Nasdaq National Market, among other things the market value and liquidity of the common stock of Sonus could be materially and adversely affected and it may become more difficult for Sonus to obtain additional financing.

ECONOMIC RISKS OF PARTICIPATING IN THIS OFFER

IF OUR STOCK PRICE INCREASES AFTER THE DATE YOU SURRENDER YOUR EXISTING OPTIONS, YOUR SURRENDERED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR THEM.

    The exercise price of any new options granted to you in return for your surrendered options will be the fair market value of a share of common stock on the date of grant, as determined by the closing price reported by the national exchange or quotation system on which our stock is listed or, in the event our stock is not so listed, by the compensation committee of our board of directors on the date of grant. Before the date we grant the new options, our shares could increase or decrease in value, and the exercise price of the new options could be higher or lower than the exercise price of options you elect to have cancelled as part of this offer. Our stock price has been and will likely continue to be extremely volatile. Among the factors that could cause our stock price to increase or decrease are:

    - the addition or loss of any major customer;

    - changes in the financial condition or anticipated capital expenditure purchases of any existing or potential major customer;

    - quarterly variations in our operating results;

    - changes in financial estimates by securities analysts;

    - speculation in the press or investment community;

    - announcements by us or our competitors of significant contracts, new products or acquisitions, distribution partnerships, joint ventures or capital commitments;

    - sales of common stock or other securities by us or by our stockholders in the future;

    - securities and other litigation;

    - announcement of a stock split, reverse stock split, stock dividend or similar event;

    - economic conditions for the telecommunications, networking and related industries; and

    - worldwide economic instability.

IF SONUS MERGES WITH OR IS ACQUIRED BY ANOTHER ENTITY, THE OBLIGATIONS OF SONUS IN CONNECTION WITH THE OFFER MAY NOT BE ASSUMED BY THE ACQUIRING CORPORATION AND, IF ASSUMED, YOU MAY RECEIVE OPTIONS FOR FEWER SHARES OF THE ACQUIRER'S STOCK THAN YOU WOULD OTHERWISE RECEIVE IN THIS OFFER.

    If Sonus merges with or is acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your current options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if Sonus merges with or is acquired by another entity prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your current options and your rights under them will remain intact. If Sonus merges with or is acquired by another entity but does not withdraw the offer, we will notify you of any material changes to the terms of the offer.

    If Sonus merges with or is acquired by another entity after we accept and cancel the tendered options but before we grant the new options, the obligations of Sonus in connection with the offer may not be automatically assumed by the acquiring corporation. While we would seek to make provision for tendering optionholders in the acquisition agreement, we cannot guarantee what, if any, provision would be made.

    If the obligations under this offer are assumed by the acquiring corporation, the type of security and the number of shares covered by the new options would be determined by the acquisition agreement between Sonus and the acquirer based on the same principles applied to the treatment of shares of common stock or options to acquire Sonus' common stock that are outstanding at the time of the acquisition, as the case may be. As a result of the ratio in which our common stock may convert into an acquirer's common stock in an acquisition transaction, you may receive new options for more or fewer shares of the acquirer's stock than the number of shares that you would receive in this offer if no acquisition had occurred. In the event that Sonus acquires another entity, no change will occur with respect to your election to participate in this offer.

    If we enter into a merger or similar transaction, it could have a substantial effect on the price of our common stock, including substantial appreciation or depreciation in the price of our common stock. Depending on the structure of such a transaction, tendering optionholders might be deprived of any potential price appreciation in the common stock associated with the new options. For example, if our common stock was acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction.

    Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

    If a change in control, as defined in the relevant stock option plan and agreement, occurs after the grant of the new options and the options are assumed or substituted by the acquiring or successor corporation, all outstanding options granted pursuant to the 1997 Plan and the TTI Plan will accelerate in vesting by twelve (12) months. If a change in control occurs after the grant of the new options and the options are not assumed or substituted by the acquiring or successor corporation, all outstanding options granted pursuant to the 1997 Plan and the TTI Plan will fully accelerate in vesting. Our board of directors may in its discretion accelerate the vesting of any outstanding options at any time.

IF YOU PARTICIPATE IN THIS OFFER, YOU WILL NOT BE ELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL MAY 19, 2003 AT THE EARLIEST.

    Employees are generally eligible to receive option grants at any time that our board of directors or compensation committee chooses to make them. However, if you participate in this offer, you will not be eligible to receive any option grants until May 19, 2003 at the earliest because of potentially adverse accounting consequences to us if we grant options to you earlier.

IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT OF THE NEW OPTIONS, YOU WILL RECEIVE NEITHER A NEW OPTION NOR THE RETURN OF YOUR SURRENDERED OPTION.

    Once your option is surrendered and accepted by us, it is gone for good. Accordingly, if your employment with us or one of our wholly owned subsidiaries terminates for any reason prior to the grant date of the new options, you will have the benefit of neither the surrendered option nor the new options. The new options will be granted on or after the first business day that is at least six months plus one day after the expiration of this offer.

TAX-RELATED RISKS OF RECEIVING AND PARTICIPATING IN THIS OFFER

YOUR NEW OPTION MAY BE A NONSTATUTORY STOCK OPTION, WHEREAS YOUR SURRENDERED OPTION MAY HAVE BEEN AN INCENTIVE STOCK OPTION.

    If your surrendered option was an incentive stock option issued under the 1997 Plan, your new option will be an incentive stock option, but only to the extent it qualifies as such under the Internal Revenue Code. For options to qualify as incentive stock options, among other requirements, the value of shares subject to the options and any other incentive stock options issued by us or our subsidiary corporations that first become exercisable by you in any calendar year cannot exceed $100,000, as determined using the value of the shares on the grant date of the option. It is possible that by participating in this exchange, because of the new vesting schedule or because of increases in the fair market value of our stock, your options will exceed this limit and will be treated as nonstatutory stock options to the extent of that excess. In general, nonstatutory stock options may be less favorable to you from a tax perspective.

EVEN IF YOU ELECT NOT TO PARTICIPATE IN THIS OFFER, YOUR INCENTIVE STOCK OPTIONS MAY BE AFFECTED.

    We believe that this offer will not change the U.S. federal income tax treatment of subsequent exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in this offer. However, there is a risk that this offer may be characterized as a "modification" of your eligible incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). This does not necessarily mean that our offer will be viewed the same way, and, in fact, we believe that we have structured this offer so as to mitigate this risk. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be surrendered. A successful assertion by the IRS of this position could extend the incentive stock options' requisite holding periods to qualify for tax treatment as incentive stock options and could also convert some incentive stock options into nonstatutory stock options.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS

    A list of our directors and executive officers is attached as Schedule A to this Offer to Exchange. As of September 30, 2002, our directors and executive officers as a group beneficially owned options outstanding under our 1997 Plan to purchase a total of approximately 4,850,000 shares of our common stock, which represented approximately twenty-four percent (24%) of the shares subject to all options outstanding under our 1997 Plan.

    All of our full and part-time employees and the full and part-time employees of our wholly owned subsidiaries, other than members of our board of directors and our executive officers, are eligible to participate in this offer. Non-employee optionholders are not eligible to participate in this offer. As of September 15, 2002, our directors and executive officers as a group beneficially owned approximately 24,525,000 shares of our common stock, which represented approximately twelve percent (12%) of the outstanding shares of our common stock.

    There have been no agreements, arrangements or understandings between us and any of our executive officers or directors, or any of their affiliates, involving the options or our common stock during the 60 days prior to this offer. In addition, neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any of our affiliates or affiliates of our directors or executive officers, engaged in transactions involving the options or our common stock during the 60 days prior to this offer.

    On January 18, 2001, we acquired telecom technologies, inc., or TTI. As part of the merger, Sonus assumed the TTI Plan and all options granted under such plan. Under an agreement entered into by Anousheh and Hamid Ansari and other shareholders of TTI in 1997, the Ansaris agreed to transfer shares to TTI equal to the number of shares issued upon the exercise of any options in exchange for the option exercise proceeds. In continuation of this agreement after the effective time of the merger, pursuant to the Ansari Agreement, the Ansaris agreed to transfer to Sonus a number of shares of Sonus common stock received by them in the merger equal to the number of shares of Sonus common stock issued upon exercise of the TTI stock options assumed by Sonus in exchange for the option exercise proceeds. As a result of this agreement, the aggregate number of shares of Sonus common stock will not increase as the TTI stock options are exercised. In connection with this offer to exchange, we plan to amend the Ansari Agreement to make it clear that, as an inducement to Sonus to include the TTI stock options in this offer, the Ansaris will continue to provide the shares of Sonus common stock necessary to fund the exercise of the outstanding TTI stock options, including the new options, as described above, subject to the amended and restated terms of the Ansari Agreement (the "Amended Ansari Agreement"). With respect to options granted under the TTI Plan, this offer is subject to the execution of the Amended Ansari Agreement. If the Ansari Agreement is not amended and restated to our satisfaction, we will not accept the tender of options granted under the TTI Plan for exchange and your options under the TTI Plan will not be eligible for exchange in this offer.

11. STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER

    The majority of our optionholders hold options with exercise prices significantly higher than the current market price of our common stock. We believe that it is in our best interest to offer these optionholders an opportunity to more effectively participate in the potential growth in our stock price. If we were to cancel an option and grant another option with an exercise price that was lower than the exercise price of the cancelled option within:

    - the six-month period immediately before the date when the option was cancelled, or

    - any shorter period from the date of grant of the option to the date when such option was cancelled,

then the cancellation and exchange would be deemed a repricing that would result in variable accounting. The cancellation of an existing option and the grant of another option within this time period would also be deemed a repricing, even if the grant of the second option occurs before the cancellation of the first option.

    We believe that we can accomplish our goal of providing optionholders with the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without incurring additional current or future compensation expense because:

    - we will not grant any new options to participating optionholders until the first business day that is at least six months plus one day after the expiration of this offer,

    - the exercise price of all new options will be at the fair market value of our common stock on the future date when we grant the new options, and

    - we will not grant any new options to a participating optionholder unless that person tenders for cancellation (without issuance of any options in exchange) all options that have been granted to that optionholder between May 10, 2002 and the expiration date of this offer, November 14, 2002, with exercise prices of $0.67 or more per share.

    Eligible options that are surrendered in connection with this offer will be cancelled if accepted for exchange. The shares of common stock underlying cancelled eligible options that had been granted under the 1997 Plan and the TTI Plan will be returned to the pools of shares available under such plans for grant of new awards or options.

12.  LEGAL MATTERS; REGULATORY APPROVALS

    We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this offer, or any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this offer. If any such approval or other action should be required, we presently intend to seek the approval or take the action. This could require us to delay the exchange of options surrendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action.

13.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the material federal income tax consequences of the exchange of eligible old options for new options pursuant to this offer under the United States federal income tax laws and the tax laws of several of the countries in which our employees are tax residents. This discussion is based on the tax laws and judicial and administrative interpretations of those laws as of this date, all of which are subject to change, possibly on a retroactive basis. This information may be out of date at the time that you tender your old options, receive your new options, exercise your options and/or sell the shares you acquire upon such exercise. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of employees. Except as specifically set forth below, this summary does not address the tax consequences that may arise upon the sale of shares acquired by an optionholder under an option or upon the payment of any dividend on such shares. Further, this summary does not address the tax consequences that may arise as a result of a gift or other disposition (other than by sale) of shares acquired by an optionholder under an option.

    We recommend that you consult with your own tax advisor with respect to the tax consequences in your country of residence of participating in the offer to exchange, as well as any other federal, foreign, state, provincial or local tax consequences that may be applicable to you as a result of participating in the offer to exchange. Moreover, if you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or citizenship during the term of the options, the information contained below may not be applicable to you. All employees should consider obtaining professional advice regarding the applicability of tax laws.

UNITED STATES: MATERIAL FEDERAL INCOME TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN THE UNITED STATES

    GENERAL. Optionholders who surrender outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the surrender of eligible options or at the time of the grant of the new options. We believe that the surrender of eligible options and the grant of the new options will be treated as a non-taxable exchange.

    If you tender incentive stock options or nonstatutory stock options under the 1997 Plan, and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. A new option may not entirely qualify as an incentive stock option, even though the option tendered did so qualify, because the fair market value of our shares subject to incentive stock options that first become exercisable by you in any calendar year cannot exceed $100,000. Any excess option shares which cannot be granted as incentive stock options under this rule will be deemed to be nonstatutory stock options. For this purpose, the $100,000 limitation is determined using the fair market value of the underlying stock at the date of grant of the new option. If you tender nonstatutory stock options under the TTI Plan, the new options will be granted as nonstatutory stock options.

    This rule may result in some or all of your new options being treated as nonstatutory stock options in a number of circumstances. For example, if the fair market value of the stock at the date of the grant of the new options is higher than the fair market value of the stock at the date of the grant of the options tendered, then the $100,000 threshold might be exceeded under the new options even though it would not have been exceeded under the options tendered.

    GENERAL CONSEQUENCES OF HOLDING AND EXERCISING INCENTIVE STOCK
OPTIONS. Under current law, you do not realize taxable income when incentive stock options are granted to you. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate option exercise price for those shares. The application of the alternative minimum tax is complicated and depends upon your personal circumstances. We suggest that you consult your tax advisor as to the application of the alternative minimum tax.

    Except in certain circumstances, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonstatutory stock options that are discussed below.

    If you sell stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying". The disposition of the stock is qualifying if it is made after the later of: (a) two years from the date the incentive stock option was granted, or (b) one year after the date the incentive stock option was exercised.

    If the disposition of stock you received when you exercised an incentive stock option is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition", in general, the excess of the fair market value of the stock on the date the option was exercised over the exercise price will be taxable income to you at the time of the sale. Of that income, the amount up to the excess of the fair market value of the stock at the time the option was exercised over the exercise price will be ordinary income and the balance, if any, will be long or short-term capital gain, depending upon whether or not the stock was sold more than one year after the option was exercised.

    GENERAL CONSEQUENCES OF HOLDING AND EXERCISING NONSTATUTORY STOCK
OPTIONS. Under current law, you will not realize taxable income upon the grant of a nonstatutory stock option under this offer. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time.

    The subsequent sale of the shares acquired pursuant to the exercise of a nonstatutory stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares upon exercise of the option. The capital gain or loss will be treated as long-term capital gain or loss if you held the shares for more than one year following the exercise of the option, and otherwise will be short-term capital gain or loss.

    TAX RATES AND WITHHOLDING. Long-term capital gains are subject to lower tax rates than short-term capital gains and compensation income. Compensation income is subject to an income tax and medicare and social security withholding taxes. The Internal Revenue Service has imposed an indefinite moratorium on the imposition of medicare and social security taxes upon the exercise and sale of stock acquired under an incentive stock option. Your actual tax rates will depend upon your personal circumstances. We will require you to make arrangements to satisfy any applicable withholding obligations.

    CONSEQUENCES TO NON-TENDERING HOLDERS OF INCENTIVE STOCK OPTIONS. Please note that through these materials, we are asking you whether you would like to make us an offer to exchange your options on the terms described in these materials, and that we have the right to reject any such offer that you may make to us. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of any incentive stock option that could be exchanged (whether or not it was exchanged). We believe that we have structured this offer so as to mitigate the risk that the IRS would make a similar assertion with respect to this offer. However, we do not know if the IRS will assert the position that our solicitation of requests constitutes a "modification" of incentive stock options that can be surrendered. A successful assertion by the IRS of this position could extend the incentive stock options' requisite holding periods to qualify for incentive stock option tax treatment and could also convert some incentive stock options into nonstatutory stock options.

    TAX CONSEQUENCES TO US. There will be no tax consequences to us except that we will be entitled to a deduction when you have compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

FRANCE: MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN FRANCE.

    The following is a general summary of the income tax and social contribution consequences of the exchange of options under the offer for French tax residents. This discussion is based on French tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. ALL INTERNATIONAL OPTIONHOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

    Neither the 1997 Plan nor the TTI Plan qualify for French tax purposes and therefore the favorable tax and social treatment will not apply. You should not be subject to tax when the new options are granted. When you exercise the new options, you may be subject to tax on the spread gain equal to the difference between the option price and the fair market value of stock acquired on the exercise date.

GERMANY: MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN
GERMANY.

    The following is a summary description of the German income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the German tax law as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. ALL INTERNATIONAL OPTIONHOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

    Under current law, you should not realize taxable income upon the grant of new options. However, when you exercise the new options, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

JAPAN: MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN JAPAN.

    The following is a summary description of the Japanese income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Japanese tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. ALL INTERNATIONAL OPTIONHOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

    Under current law, you should not realize taxable income upon the grant of new options. However, when you exercise the new options, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

SINGAPORE: MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN SINGAPORE.

    The following is a summary description of the Singaporean income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the Singaporean tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. ALL INTERNATIONAL OPTIONHOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

    Under current law, you should not realize taxable income upon the grant of new options. However, when you exercise the new options, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

UNITED KINGDOM: MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN THE UNITED KINGDOM.

    The following is a summary description of the United Kingdom income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the United Kingdom tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. ALL INTERNATIONAL OPTIONHOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

    Under current law, you should not realize taxable income upon the grant of new options. However, when you exercise the new options, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise would be compensation income taxable at applicable marginal income tax rates.

14.  EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT

    We may, at any time and from time to time, extend the period of time during which this offer is open by giving you notice of the extension and making a public announcement of the extension.

    Prior to the expiration date, we may postpone accepting and canceling any eligible options if any of the conditions specified in Section 6 occur. In order to postpone, we must notify you and all other optionholders of the postponement. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw this offer.

    We may amend this offer at any time by notifying you of the amendment. If we extend the length of time during which this offer is open, the amendment must be issued no later than 9 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to this offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

    If we materially change the terms of this offer or the information about this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) promulgated under the Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of this offer or information about this offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will give you notice of the action:

    - increase or decrease what we will give you in exchange for your options;

    - increase or decrease the option exercise price that serves as the threshold for options eligible to be exchanged in this offer; or

    - extend or terminate this offer.

    If this offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of ten (10) business days after the date the notice is published.

15.  FEES AND EXPENSES

    We will not pay any fees or commissions to any broker, dealer or other person for asking optionholders whether they would like to elect to surrender their eligible options under this offer.

16.  ADDITIONAL INFORMATION

    This offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to surrender your eligible options:

        (a) our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on March 28, 2002;

        (b) our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2002, filed with the SEC on August 14, 2002;

        (c) our current reports on Form 8-K, filed with the SEC on each of June 27, 2002, July 11, 2002, August 9, 2002, September 24, 2002 and
    October 10, 2002;

        (d) all of our filings pursuant to the Exchange Act after the date of this Offer to Exchange and prior to completion of the offer; and

        (e) the description of our common stock contained in our registration statement on Form 8-A12G, filed with the SEC on April 4, 2000, including any amendments or reports we file for the purpose of updating that description.

    The SEC file number for these filings is 000-30229. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

    You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at HTTP://WWW.SEC.GOV.

    We will also provide without charge to each person to whom we deliver a copy of these materials, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

    Sonus Networks, Inc.
    5 Carlisle Road
    Westford, Massachusetts 01886
    Attn: Bill Crowe, Treasury Manager

or by contacting Mr. Crowe at exchangeprogram@sonusnet.com or (978) 589-8414 between the hours of 9 a.m. and 5 p.m., Eastern Time, Monday-Friday.

    As you read the documents listed in this section, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer, you should rely on the statements made in the most recently dated document.

    The information contained in this offer should be read together with the information contained in the documents to which we have referred you.

17.  FORWARD-LOOKING STATEMENTS; MISCELLANEOUS

    This Offer to Exchange and our SEC reports referred to in Section 16 above include "forward-looking statements." When used in this Offer to Exchange, the words "may," "will," "could," "should," "anticipates," "believes," "estimates," "expects," "intends" and "plans" as they relate to Sonus, our subsidiaries or our management are intended to identify these forward-looking statements. All statements by us regarding expected future operating results are forward-looking statements. We wish to caution you that the forward-looking statements in this offer to exchange and our SEC reports referred to in Section 16 above are only predictions and that actual results may differ materially from those stated or implied in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including, without limitation, the risks described in this Offer to Exchange and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

    We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If at any time we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the optionholders residing in that jurisdiction.

    We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options under this offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                   SCHEDULE A

    Unless otherwise indicated in the table below, the business address and telephone number of each director and executive officer is care of Sonus Networks, Inc., 5 Carlisle Road, Westford, Massachusetts 01886, (978) 392-8100.

    The directors and executive officers of Sonus Networks, Inc. and their positions and offices as of October 16, 2002 are set forth in the following table:

NAME                                                       POSITION AND OFFICES HELD
----                                        --------------------------------------------------------
Rubin Gruber..............................  Chairman of the Board of Directors
Hassan M. Ahmed...........................  President, Chief Executive Officer and Director
Michael G. Hluchyj........................  Chief Technology Officer, Vice President and Secretary
Paul R. Jones.............................  Vice President of Engineering
Jeffrey Mayersohn.........................  Vice President of Customer Support and Professional
                                            Services
Stephen J. Nill...........................  Chief Financial Officer, Vice President of Finance and
                                              Administration and Treasurer
John M. O'Hara............................  Vice President of Marketing
Gary A. Rogers............................  Vice President of Worldwide Sales
Edward T. Anderson(1).....................  Director
Paul J. Ferri(2)..........................  Director
Paul J. Severino..........................  Director

------------------------

(1) The address of Mr. Anderson is in care of North Bridge Ventures L.P., 950 Winter Street, Suite 4600, Waltham, MA 02451.

(2) The address of Mr. Ferri is in care of Matrix V Management Co., L.L.C., 1000 Winter Street, Suite 4500, Waltham, MA 02451.